Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE REPORTS INCREASED SALES AND EARNINGS FOR FISCAL 2003 THIRD QUARTER

Cash flow from operations for first nine months exceeds $1.2 billion, up more than 30%

Marketing spending up 23%, with significant increases targeted to strengthen key brands

Strategy for growth continues in challenging economic environment

CHICAGO (April 24, 2003) – Sara Lee Corporation today reported diluted earnings per share (EPS) of $.33 for the third quarter of fiscal 2003, a 6% increase compared to $.31 one year ago. For the first nine months of fiscal 2003, diluted EPS were $1.13 compared to $.80 for the first nine months of fiscal 2002, a 41% increase.

For the third quarters of fiscal 2002 and 2003, restructuring and business disposition activities had no net impact on EPS. Results for the nine-month periods include restructuring and business disposition activities that increased EPS by $.01 in fiscal 2003 and reduced EPS by $.14 in fiscal 2002.

Fiscal 2003 third quarter sales increased 4% to $4.4 billion, and nine-month sales also rose 4% to $13.7 billion. Favorable foreign currency rates increased sales by six percentage points for the quarter and four percentage points for the nine-month period. The year-to-date period also benefited by two percentage points from an additional five weeks of Earthgrains’ results in the first quarter of fiscal 2003. Unit volumes, excluding acquisitions and divestitures, fell 2% in the third quarter and declined 1% through the first nine months versus the prior year.

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Total operating segment income rose 3% in the third quarter to $469 million and increased 29% to $1.5 billion through the first nine months. Significant items affecting operating segment income in the third quarter included income from restructuring and business disposition activities of $5 million in fiscal 2002 and $1 million in fiscal 2003; operating losses related to businesses sold of $5 million in fiscal 2002; and a foreign currency benefit of $37 million in the most recent period. Through the first nine months, significant items included costs from restructuring and business disposition activities of $183 million in fiscal 2002 and income of $13 million in fiscal 2003; and operating losses related to businesses sold of $10 million in fiscal 2002 and income of acquired businesses, primarily The Earthgrains Company, of $21 million in fiscal 2003. In addition, favorable foreign currency comparisons added $76 million to operating segment income through the first nine months of fiscal 2003.

Excluding these significant items, total operating segment income fell 5% in the third quarter reflecting significantly higher marketing spending to support key brands and new product introductions, challenging market conditions in the foodservice sector and weakness among some retail customers. In addition, the results were negatively affected by a $6 million pretax charge to increase reserves for amounts due from Fleming Companies Inc., a grocery products distributor that recently filed for bankruptcy. Through the first nine months, excluding significant items, operating segment income grew 3%, reflecting incremental savings from the company’s restructuring activities and increased sales of higher margin products in response to strengthened marketing initiatives.

Cash flow from operations exceeded $1.2 billion for the nine-month period of fiscal 2003 compared to $930 million for the year ago period, an increase of more than 30%.

Both media advertising and other advertising and promotions increased 23% in the quarter. All five lines of business reported higher marketing spending, with double-digit increases in Meats, Bakery, Beverage, and Intimates and Underwear. Through nine months, media advertising and promotion spending increased 12%.

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“We remain committed to our strategic plans for growth in this challenging economic environment,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation.

“Sara Lee’s businesses continue to benefit from incremental cost savings and increased productivity related to previous restructuring activities. In addition, our heightened investment in new product initiatives and our strategy to increase marketing support for our largest, most important brands are together driving higher growth rates for our key brands.

“In recent months, we have seen some of these benefits offset by slower retail sales and a weaker environment for foodservice products, but we continue to focus our resources to provide convenient, everyday items that look, feel or taste terrific.”

Restructuring and Business Disposition Activities

During the third quarters of fiscal 2003 and 2002, the corporation completed certain restructuring and business disposition activities for amounts that were less than previously reflected in the financial statements. The recognition of these transactions increased pretax income by $1 million in fiscal 2003 and $5 million in fiscal 2002. No new restructuring reserves were recognized in either quarter.

Restructuring and business disposition activities in the first nine months of fiscal 2003 increased pretax income, net income and diluted EPS by $13 million, $12 million and $.01 per share, respectively. During the first nine months of fiscal 2003, the corporation completed certain restructuring activities for amounts that were less than previously reflected in the financial statements, and the recognition of these completed transactions increased pretax income and net income by $30 million and $21 million, respectively. The corporation also completed the disposition of certain businesses for proceeds in excess of those previously anticipated, and these actions increased pretax income and net income by $5 million. The favorable outcome of the completed restructuring and business disposition activities increased pretax income, net income and diluted EPS by $35 million, $26 million and $.03, respectively. Offsetting this amount was the recognition of a charge associated with a decision to restructure the operations of the Sara Lee Bakery segment. These actions reduced pretax income, net income and diluted EPS by $22 million, $14 million and $.02, respectively.

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In the first nine months of fiscal 2002, the corporation’s management approved a series of actions to reduce the number of employees, to exit leases and to dispose of assets. In addition, the corporation completed certain restructuring and business disposition activities that were previously recognized in the financial statements. The net impact of these actions was to reduce pretax income, net income and diluted EPS in the first nine months of fiscal 2002 by $183 million, $111 million and $.14 per share, respectively.

As a result of the restructuring actions taken, the corporation’s cost structure was reduced and efficiency improved. It is estimated that operating income in the third quarter and first nine months of fiscal 2003 included $34 million and $99 million, respectively, of incremental benefits over those realized in the comparable periods of the prior year.

Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures unless otherwise noted. All dollar amounts are in millions.

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SARA LEE MEATS

	Third Quarter		Change	Nine Months		Change
	2003	2002		2003	2002
Sales	$871	$869	0%	$2,770	$2,803	(1)%
Operating Segment Income	$72	$78	(7)%	$275	$219	26%

Significant items impacting comparability:
Restructuring/Business exit costs/(income)	$1	—		$(7)	$35
Strengthening of foreign currencies	$(4)	—		$(9)	—
(Income)/Loss of acquired/sold businesses	—	$1		$(1)	$1

Operating segment income before significant items	$69	$79	(12)%	$258	$255	2%

■	Sara Lee Deli Meats and Jimmy Dean Fresh Taste. Fast! breakfast products enjoy continued marketplace success
■	Media advertising and promotion spending up 13%
■	European profits show good gains
■	Lower foodservice sales reflect sector weakness

Sara Lee Meats is a leader in the branded, packaged meat business in the United States, Europe and Mexico.

Third quarter sales were flat, and year-to-date sales fell 1%. Excluding the impact of acquisitions, divestitures and favorable foreign currency rates, sales fell 3% in the third quarter and declined 4% through nine months due to the impact of stronger trade promotion support, a challenging foodservice environment and lower pricing due to lower commodity costs.

Operating segment income fell 7% to $72 million in the third quarter, while nine-month operating segment income rose 26% to $275 million; the nine-month results included restructuring costs of $35 million in fiscal 2002 and income from restructuring and business disposition activities of $7 million in fiscal 2003. The strengthening of the euro versus the U.S. dollar increased operating segment income for both fiscal 2003 periods, while acquisitions and dispositions had a modest impact on the quarter and nine-month periods.

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Excluding these significant items, operating segment income for the third quarter fell 12% as increased marketing spending, lower foodservice volumes and higher distribution and warehouse costs offset lower raw material costs and gains in Europe. For the first nine months of fiscal 2003, operating segment income, excluding significant items, rose 2%.

Media advertising and promotion spending for Sara Lee Meats increased 13% during the quarter, and was flat through the first nine months.

Global unit volumes for Sara Lee Meats were flat in the third quarter, combining a 2% decline in both the United States and Europe with a 12% increase in Mexico. U.S. branded retail volumes fell 1%, primarily reflecting the timing of Easter sales that contributed to third quarter results last year and will add to fourth quarter volumes in fiscal 2003. By major category, Sara Lee Meats enjoyed increased unit sales for hot dogs, breakfast sausages, lunchmeats, corn dogs and breakfast sandwiches. Jimmy Dean Fresh Taste. Fast! breakfast sausages and sandwiches continue to drive growth in the sausage category, and new Jimmy Dean frozen croissant sandwiches are becoming one of the top-selling sandwich products where they are distributed. Since its introduction, Hillshire Farm Ultra Thin sliced lunchmeat is exceeding expectations for distribution into stores. U.S. deli volumes grew 12%, reflecting continued customer and consumer acceptance of the company’s Sara Lee Deli lunchmeat and sandwich products. Foodservice volumes in the United States declined 8% in the third quarter in response to lower customer demand. For the first nine months, global unit volumes grew 1%, with flat sales in both the United States and Europe, and a 6% increase in Mexico.

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SARA LEE BAKERY

	Third Quarter		Change	Nine Months		Change
	2003	2002		2003	2002
Sales	$767	$774	(1)%	$2,451	$2,173	13%
Operating Segment Income	$11	$29	(63)%	$77	$67	14%

Significant items impacting comparability:
Restructuring/Business exit costs/(income)	—	—		$18	$51
Strengthening of foreign currencies	$(2)	—		$(4)	—
(Income)/Loss of acquired/sold businesses	—	$1		$(17)	$1

Operating segment income before significant items	$9	$30	(73)%	$74	$119	(39)%

■	Profit strength in Europe offset by lower U.S. income
■	New products capitalize on the strength of the Sara Lee brand
■	Streamlining manufacturing capacity and eliminating low-volume regional brands will improve efficiency and profitability

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, with important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

Sara Lee Bakery’s third quarter sales declined 1% as lower volumes in regional fresh bread brands and foodservice in the United States offset increased sales in Europe and Australia as well as U.S. refrigerated dough and the company’s key U.S. brands. Through nine months, Sara Lee Bakery’s sales grew to $2.5 billion compared to $2.2 billion for last year, including an additional five weeks of Earthgrains’ results in the first quarter of fiscal 2003. Excluding acquisitions and the strengthening of foreign currencies versus the U.S. dollar, sales for the quarter fell 4%, and sales for the nine-month period declined 2%.

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Sara Lee Bakery’s third quarter operating segment income declined to $11 million from $29 million a year ago. For the first nine months, operating segment income increased to $77 million from $67 million a year ago. While the nine-month fiscal 2003 results included the benefit of $17 million in operating segment income from an additional five weeks of Earthgrains’ results in the first quarter, restructuring and business exit costs reduced operating segment income by $18 million in fiscal 2003 and by $51 million in fiscal 2002. There was a modest benefit from favorable foreign currency exchange rates for both the third quarter and nine-month period in fiscal 2003.

Excluding these significant items, the declines in operating segment income for the third quarter resulted from lower volumes in regional fresh bread brands and foodservice in the United States, higher employee and commodity costs, and increased investment and marketing spending in support of new products, partially offset by savings from restructuring actions initiated in the second quarter of fiscal 2003.

Media advertising and promotion spending for Sara Lee Bakery increased 54% in the third quarter, with spending to support the segment’s key brands more than double year-ago levels. Media advertising and promotion spending rose 29% in the first nine months reflecting increased base business spending levels and the inclusion of an additional five weeks of Earthgrains’ media advertising and promotion spending in the first quarter of fiscal 2003.

Sara Lee breads were launched systemwide during the second quarter, and in less than six months this product line has become Sara Lee Bakery’s largest domestic bread brand, with an annualized sales rate that currently exceeds $100 million. IronKids crustless bread, launched last spring, has established a successful market position, complementing sales of regular IronKids bread. In Europe, Bimbo crustless white bread sales continue to grow in Spain following the introduction of a second production line. This increased production capacity also enabled the introduction of crustless wheat bread in Spain and the successful launch of crustless white and wheat breads in Portugal. With the continuing increase in demand, the company plans to add an additional production line.

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Global bakery unit volumes declined 2% in the third quarter. U.S. fresh bakery volumes fell 3% as strength in Sara Lee and IronKids products was offset by lower regional brand sales. U.S. frozen units fell 13%, including a 4% decline in retail volumes, which partially reflects Easter sales that occurred in the third quarter of last year and will add to fourth quarter sales this year, and a 17% decline in foodservice volumes. European fresh bakery unit volumes increased 3%, Australian bakery units rose 4%, and refrigerated dough units increased 2% in the United States and were flat in Europe. For the nine-month period, global bakery unit volumes were down 2%, combining a 2% decline in the United States with a 2% increase in Europe and a 5% increase in Australia.

Sara Lee Bakery management has previously discussed the need to minimize complexity by reducing the number of brands and products it sells. As part of its efforts to improve margins and profit growth, Sara Lee Bakery intends to eliminate approximately 60 small regional fresh bread brands, approximately 45 of which will be discontinued during the fourth quarter of fiscal 2003.

Sara Lee Bakery also intends to close three U.S. fresh bakery manufacturing facilities during the fourth quarter of 2003. These closings, which will bring to 10 the number of fresh bakeries closed in the United States since Sara Lee Corporation acquired The Earthgrains Company in August 2001, will further streamline and strategically improve Sara Lee Bakery’s manufacturing network.

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BEVERAGE

	Third Quarter		Change	Nine Months		Change
	2003	2002		2003	2002
Sales	$706	$601	18%	$2,056	$1,897	8%
Operating Segment Income	$119	$102	16%	$326	$314	4%

Significant items impacting comparability:
Restructuring/Business exit costs/(income)	—	—		—	$7
Strengthening of foreign currencies	$(17)	—		$(34)	—
(Income)/Loss of acquired/sold businesses	—	—		$(3)	—

Operating segment income before significant items	$102	$102	(1)%	$289	$321	(10)%

■	Increased sales and profits in European retail and out-of-home businesses
■	Continued market share gains for the Senseo coffee system in Europe
■	Challenging U.S. retail and out-of-home markets

Sara Lee Beverage is one of the largest producers of roast and ground coffee in the world and is number one in the global out-of-home coffee market. Its primary markets are Europe, the United States and Brazil.

Sales for Beverage rose 18% in the third quarter and increased 8% through the first nine months. Excluding the impact of changes in foreign currency rates and acquisitions, sales increased 7% in the quarter and rose 1% through nine months. Business trends continued to be mixed in the quarter, with sales gains in Europe and Brazil offset by weakness in the United States.

Operating segment income increased 16% in the quarter, as the strengthening of foreign currencies favorably impacted results by $17 million. Through nine months, operating segment income rose 4%, which included restructuring and business exit costs that lowered fiscal 2002 results by $7 million; and favorable foreign currency comparisons and income from an acquired business that contributed $34 million and $3 million, respectively, to fiscal 2003 results.

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Before significant items, operating segment income for Beverage fell 1% in the third quarter and fell 10% through nine months, reflecting higher European profits in both periods that were offset by continued weakness in U.S. markets and marketing investments for the Senseo coffee system in Europe.

Media advertising and promotion spending rose 24% in the third quarter and increased 36% for the first nine months, with considerable funds devoted to the rollout of the Senseo retail coffee product into new markets. The Senseo coffee system continues to increase market share in the Netherlands, Belgium, France and Germany.

Global unit sales of roasted coffee and concentrate products were flat for the third quarter. On a geographic basis, volumes increased 3% in Europe, rose 7% in Brazil and declined 8% in the United States. By channel, retail unit sales increased 1% globally, led by gains in Europe and Brazil, while out-of-home sales fell 3% as gains in Europe were offset by declines in the United States. For the first nine months, global unit volumes fell 2%, reflecting a 1% increase in Europe, a 2% decline in Brazil and a 5% decline in the United States.

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HOUSEHOLD PRODUCTS

	Third Quarter		Change	Nine Months		Change
	2003	2002		2003	2002
Sales	$512	$464	10%	$1,522	$1,428	7%
Operating Segment Income	$82	$78	5%	$246	$233	6%

Significant items impacting comparability:
Restructuring/Business exit costs/(income)	—	—		—	—
Strengthening of foreign currencies	$(10)	—		$(20)	—
(Income)/Loss of acquired/sold businesses	—	—		—	—

Operating segment income before significant items	$72	$78	(8)%	$226	$233	(3)%

■	Distribution and geographic penetration for body-care products expands
■	Direct Selling results in most recent period improves

Household Products is Sara Lee’s most global business, with leading positions in four core product categories: body care, air care, shoe care and insecticides, plus a Direct Selling business in select markets.

Sales grew 10% in the third quarter and operating segment income increased 5%. Excluding the impact of currency movements, sales fell 1% and operating segment income declined 8% as increased sales and income for Direct Selling were offset by lower results from traditional household and body care operations. For the first nine months, sales for the Household Products line of business grew 7% and operating segment income increased 6% to $246 million. Excluding the impact of currency movements, sales increased 1% and operating segment income fell 3%.

Media advertising and promotion spending for this line of business grew 6% in the quarter, combining a 2% increase in media spending with a 14% increase in other advertising and promotional activities. Through nine months, media advertising and promotion spending was up 2%.

Unit volumes for this segment’s four core categories were flat in the quarter, as increased unit sales in the body care, air care and insecticide segments were offset by declines in shoe care. Sanex deodorants sold well as the company expanded the market reach of this well-known pan-European brand. Household Products global unit volumes increased 2% for the nine-month period.

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INTIMATES AND UNDERWEAR

	Third Quarter		Change	Nine Months		Change
	2003	2002		2003	2002
Sales	$1,495	$1,495	0%	$4,864	$4,840	0%
Operating Segment Income	$185	$167	11%	$607	$354	71%

Significant items impacting comparability:
Restructuring/Business exit costs/(income)	$(2)	$(5)		$(24)	$90
Strengthening of foreign currencies	$(4)	—		$(9)	—
(Income)/Loss of acquired/sold businesses	—	$3		—	$8

Operating segment income before significant items	$179	$165	8%	$574	$452	27%

■	Strong key brand sales include Playtex, Dim, Bali, Unno and barely there
■	Challenging retail environment affects unit sales
■	Consolidation efforts continue to improve profitability

Sara Lee’s Intimates and Underwear line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

Intimates and Underwear sales were flat in both the third quarter and nine months. Excluding the results of business dispositions and the impact of favorable foreign currency rates, sales for the quarter and nine months fell 5% and 2%, respectively, primarily reflecting lower sheer hosiery revenues. Unit volumes fell 3% in the quarter, and declined 1% through nine months.

Operating segment income for Intimates and Underwear increased 11% in the quarter and grew 71% through the first nine months. Third quarter operating segment income was affected by restructuring and business disposition activities and losses related to sold businesses that increased fiscal 2002 and fiscal 2003 results by $2 million; nine-month operating segment income was affected by restructuring and business disposition activities and losses related to sold businesses that decreased fiscal 2002 results by $98 million and increased fiscal 2003 results by $24 million. In addition, foreign currency comparisons added $4 million and $9 million, respectively, to fiscal 2003 third quarter and nine-month results.

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Excluding these significant items, Intimates and Underwear operating segment income rose 8% for the quarter and increased 27% for the first nine months. The business continues to benefit from significant cost savings and production efficiencies driven by restructuring activities undertaken during the past two years, allowing for increased spending for marketing and new product development activities. From a business segment perspective, all three product areas—legwear, knit products and intimate apparel—reported increased operating segment income during the nine-month period.

Driven by a 47% increase in media spending, total media advertising and promotion spending for Intimates and Underwear increased 38% in the third quarter, led by strong double-digit increases for a number of the segment’s largest brands, including Hanes, Hanes Her Way, Playtex, Dim, Just My Size and barely there. Media advertising and promotion spending rose 10% through nine months.

Worldwide unit volumes for intimate apparel products were flat during the third quarter. U.S. unit sales grew 2% compared against an unusually strong 10% increase in last year’s third quarter. Department store sales for Bali and Playtex products increased nicely, but were partially offset by weakness in the U.S. discount sector. The company continued to increase its number-one dollar share of the U.S. bra market, up more than two points over the last 12 months to 28.3%. European unit volumes fell 2% in the third quarter as increased sales of Dim products were offset by weaker private label sales in the United Kingdom. Through nine months, intimate apparel unit volumes increased 2%, including a 4% increase in the United States and a 1% increase in Europe.

Global knit product unit volumes fell 4% in the third quarter as lower underwear volumes offset increases in worldwide activewear sales. U.S. activewear volumes grew 7%, driven by gains in printables, up 13%, casualwear, up 3%, and Champion branded products, up 5%. U.S. underwear volumes fell 9%, reflecting slow retail sales over the past few months as well as a difficult comparison against a strong year-ago period, when volumes rose 6%. The company’s number-one unit market shares continued to increase for both men’s and boys’ and women’s and girls’ products in the United States over the last 12 months, rising to 37.8% and 34.3%, respectively. In Europe, unit sales fell 5% in the third quarter, primarily reflecting challenging market conditions in the U.K. private-label market. Through nine months, global unit volumes were up 1%, with unit sales in both the United States and Europe up 1%.

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Legwear unit volumes worldwide fell 10%. Sheer hosiery unit sales declined 13%, reflecting continued market weakness and further product line rationalization in major global markets. Worldwide sock sales fell slightly, down 4%, compared against an unusually strong 19% increase in last year’s third quarter. The company increased its number-one unit share of the U.S. sock category over the last 12 months by more than two points to 20.7%, widening its lead over the number-two competitor to nearly 10 market share points. In the U.S. sheer hosiery market, the company increased its dollar share by nearly four points to 55.3% for the most recent 12-month period. Through nine months, global legwear unit sales fell 6%, combining a 12% decline in sheer hosiery volumes with a 4% increase in sock volumes.

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Corporate Interest Expense, Tax Rate and Share Repurchase

Net interest expense was $49 million for the quarter and $147 million for the first nine months compared with $51 million in last year’s third quarter and $162 million for the year-ago nine months. Interest expense decreased as the company benefited from lower interest rates and the use of strong cash flow to reduce debt levels. During the third quarter, the corporation redeemed $250 million of debt with an 8.5% interest rate; the company recognized a loss of $9 million on this transaction, but will benefit from lower interest payments in future periods.

The tax rate for the third quarter was 18% compared to 16% in the year-ago quarter, with no net impact from restructuring activities. For the first nine months of fiscal 2003, the tax rate was 18% compared to 13% a year ago, including restructuring and business disposition activities; excluding restructuring and business disposition activities, the tax rate was 18% in both fiscal years.

During the third quarter of fiscal 2003, Sara Lee Corporation repurchased 6.7 million shares of its common stock at an average price of $19.68 per share. On a fiscal year-to-date basis, the company has repurchased 14.7 million shares at an average price of $19.30 per share. Approximately 54 million shares remain authorized by the Board of Directors for repurchase.

Outlook

Sara Lee’s management currently expects diluted EPS for the fourth quarter of fiscal 2003 to fall within a range of $.36 to $.38 compared to $.43 in the year-ago period. These projections include expected costs of approximately $17 million to $19 million pretax, or $.01 to $.02 per share after tax, for plant closings and the discontinuation of low-margin regional fresh bread brands at the company’s Bakery operations, and restructuring initiatives related to the company’s foodservice coffee operations in the United States. Fourth quarter 2002 EPS included income from restructuring and business disposition activities of $.01 per share after tax, related primarily to Intimates and Underwear.

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Full-year fiscal 2003 diluted EPS are expected to be in a range of $1.49 to $1.51, compared to $1.23 in fiscal 2002. Fiscal 2002 results included expenses related to the company’s restructuring program totaling $.12 per share after tax, while fiscal 2003 results are expected to include expenses related to restructuring activities of up to $.01 per share after tax.

By line of business, management expects increased operating segment income in the fourth quarter for Sara Lee Meats, driven by higher retail and deli product sales and savings from the company’s restructuring program. Excluding the costs related to plant closings and the discontinuation of certain regional brands, Sara Lee Bakery operating segment income is expected to increase, benefiting from cost-reduction actions implemented earlier in the year as well as higher net prices due to more efficient trade spending. The Beverage group is expected to show lower operating segment income, as operating results and restructuring activities in the United States offset continued strong results in Europe. Household Products operating segment income will benefit from continued volume growth in its core categories and improved results from the Direct Selling operations. In the Intimates and Underwear line of business, operating segment income is expected to be below last year’s results, reflecting a difficult comparison against a strong fourth quarter of fiscal 2002 and current challenges in the retail environment.

Webcast

Janet Bergman, senior vice president, corporate relations, will discuss the third quarter results live via the Internet today at 9:30 a.m. CDT. The live webcast can be accessed at www.saralee.com, and will last approximately one hour. For people who are unable to listen to the webcast live, it will be archived two hours following the completion of the webcast under the “What’s New” section of the Sara Lee corporate Web site until Thursday, May 8, 2003.

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Forward-looking statements

This news release contains certain forward-looking statements concerning Sara Lee’s expected fiscal year 2003 financial results. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.

Factors that could cause Sara Lee’s actual results to differ materially from such forward-looking statements include the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant reduction in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including a reduction resulting from adverse developments in the customer’s business; (iv) the impact of declines in equity markets on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such market declines on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing business conditions, the financial condition of suppliers and political environments; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe; (x) credit and other business risks associated with customers operating in a highly competitive retail environment; and (xi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

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Consequently, the company wishes to caution readers not to place undue reliance on any forward-looking statements. We have provided additional information in our Form 10-K for fiscal year 2002 and in our quarterly reports on Form 10-Q, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses—Food and Beverage, Intimates and Underwear, and Household Products—through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi-Pur and Sanex.

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Sara Lee Corporation

Executive Summary of Performance

Third quarter fiscal 2003	Percentage change
	Sara Lee Meats	Sara Lee Bakery	Beverage	Household Products	Intimates and Underwear	Total SLE
Net sales	0%	(1)%	18%	10%	0%	4%
Significant items impacting net sales—
Strengthening of foreign currencies	(4)%	(3)%	(11)%	(11)%	(5)%	(6)%
(Income)/Loss of acquired/sold businesses	1%	0%	0%	0%	0%	0%

Net sales before significant items	(3)%	(4)%	7%	(1)%	(5)%	(2)%

Operating segment income	(7)%	(63)%	16%	5%	11%	3%
Significant items impacting operating segment income—
Restructuring/Business exit costs/(income)	1%	(1)%	0%	0%	2%	1%
Strengthening of foreign currencies	(6)%	(8)%	(17)%	(13)%	(3)%	(8)%
(Income)/Loss of acquired/sold businesses	0%	(1)%	0%	0%	(2)%	(1)%

Operating segment income before significant items	(12)%	(73)%	(1)%	(8)%	8%	(5)%

Unit volumes(1)	0%	(2)%	0%	0%	(3)%	(2)%

Diluted earnings per share						6%

Total advertising and promotional expense(2)	13%	54%	24%	6%	38%	23%
Media advertising expense(2)	6%	124%	37%	2%	47%	23%
Promotional expense(2)	24%	3%	15%	14%	34%	23%

(1)	Excludes acquisitions and divestitures.

(2)	Does not include amounts related to divested businesses.

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 21

Sara Lee Corporation

Executive Summary of Performance

First nine months fiscal 2003	Percentage change
	Sara Lee Meats	Sara Lee Bakery	Beverage	Household Products	Intimates and Underwear	Total SLE
Net sales	(1)%	13%	8%	7%	0%	4%
Significant items impacting net sales—
Strengthening of foreign currencies	(3)%	(2)%	(6)%	(6)%	(3)%	(4)%
(Income)/Loss of acquired/sold businesses	0%	(13)%	(1)%	0%	1%	(2)%

Net sales before significant items	(4)%	(2)%	1%	1%	(2)%	(2)%
Operating segment income	26%	14%	4%	6%	71%	29%
Significant items impacting operating segment income—
Restructuring/Business exit costs/(income)	(20)%	(34)%	(3)%	(1)%	(40)%	(18)%
Strengthening of foreign currencies	(3)%	(4)%	(10)%	(8)%	(2)%	(6)%
(Income)/Loss of acquired/sold businesses	(1)%	(15)%	(1)%	0%	(2)%	(2)%

Operating segment income before significant items	2%	(39)%	(10)%	(3)%	27%	3%
Unit volumes(1)	1%	(2)%	(2)%	2%	(1)%	(1)%
Diluted earnings per share						41%
Total advertising and promotional expense(2)	0%	29%	36%	2%	10%	12%
Media advertising expense(2)	3%	38%	21%	4%	21%	13%
Promotional expense(2)	(6)%	13%	49%	0%	5%	11%

(1)	Excludes acquisitions and divestitures.
(2)	Does not include amounts related to divested businesses.

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 22

Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(in millions except per share amounts)
	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	March 29, 2003	March 30, 2002	Percent Change	March 29, 2003	March 30, 2002	Percent Change
Net sales	$4,350	$4,200	3.6%	$13,660	$13,133	4.0%

Cost of sales	2,604	2,576		8,230	8,184
Cost of sales—product line exit costs	—	(3)		—	(7)
Selling, general and administrative expenses	1,370	1,271		4,170	3,849
(Income from) charges for exit activities and business dispositions	(1)	(2)		(13)	190
Interest expense	70	70		205	224
Interest income	(21)	(19)		(58)	(62)

	4,022	3,893		12,534	12,378

Income before income taxes	328	307	7.3	1,126	755	49.2
Income taxes	59	50		201	96

Net income	$269	$257	4.7	$925	$659	40.3

Net income per common share
Basic	$0.34	$0.32	6.3	$1.17	$0.83	41.0

Diluted	$0.33	$0.31	6.5	$1.13	$0.80	41.3

Average shares outstanding
Basic	781	786		782	784

Diluted	813	819		814	818

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 23

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(in millions)	Thirteen Weeks Ended

	Sales			Operating Income
	March 29, 2003	March 30, 2002	Percent Change	March 29, 2003	March 30, 2002	Percent Change
Sara Lee Meats	$871	$869	0.1%	$72	$78	(7.3)%
Sara Lee Bakery	767	774	(0.9)	11	29	(63.4)
Beverage	706	601	17.8	119	102	15.9
Household Products	512	464	10.3	82	78	5.3
Intimates and Underwear	1,495	1,495	—	185	167	11.3

Total sales and operating segment income	4,351	4,203	3.5	469	454	3.3
Intersegment sales	(1)	(3)	82.8	—	—	—
Amortization of identifiable intangibles	—	—	—	(25)	(21)	(17.6)
General corporate expenses	—	—	—	(67)	(75)	12.3

Total net sales and operating income	4,350	4,200	3.6	377	358	5.8
Net interest expense	—	—	—	(49)	(51)	2.9

Net sales and income before income taxes	$4,350	$4,200	3.6%	$328	$307	7.3%

	Thirty-Nine Weeks Ended

	Sales			Operating Income
	March 29, 2003	March 30, 2002	Percent Change	March 29, 2003	March 30, 2002	Percent Change
Sara Lee Meats	$2,770	$2,803	(1.2)%	$275	$219	25.6%
Sara Lee Bakery	2,451	2,173	12.8	77	67	13.9
Beverage	2,056	1,897	8.4	326	314	3.8
Household Products	1,522	1,428	6.6	246	233	5.9
Intimates and Underwear	4,864	4,840	0.5	607	354	71.4

Total sales and operating segment income	13,663	13,141	4.0	1,531	1,187	29.0
Intersegment sales	(3)	(8)	62.2	—	—	—
Amortization of identifiable intangibles	—	—	—	(74)	(52)	(41.3)
General corporate expenses	—	—	—	(184)	(218)	15.4

Total net sales and operating income	13,660	13,133	4.0	1,273	917	38.8
Net interest expense	—	—	—	(147)	(162)	9.4

Net sales and income before income taxes	$13,660	$13,133	4.0%	$1,126	$755	49.2%

See accompanying notes to financial statements.

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 24

Sara Lee Corporation (NYSE)

Consolidated Balance Sheets

(in millions)
	March 29, 2003	June 29, 2002
ASSETS
Cash and equivalents	$257	$298
Trade accounts receivable	1,806	1,831
Inventories	2,640	2,509
Other current assets	327	341
Net assets of businesses held for sale	—	7

Total current assets	5,030	4,986
Other non-current assets	242	192
Property, net	3,230	3,155
Trademarks and other identifiable intangibles, net	2,092	2,106
Goodwill, net	3,340	3,314

	$13,934	$13,753

LIABILITIES AND EQUITY
Notes payable	$471	$468
Accounts payable	1,142	1,321
Accrued liabilities	2,851	2,953
Current maturities of long-term debt	1,136	721

Total current liabilities	5,600	5,463
Long-term debt	3,999	4,326
Deferred income taxes	530	534
Other non-current liabilities	1,129	1,038
Minority interest in subsidiaries	379	632
Preferred stock	16	18
Common stockholders’ equity	2,281	1,742

	$13,934	$13,753

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 25

Notes to Financial Statements

(1.)	Restructuring and Business Disposition Activities

During the third quarters of fiscal 2003 and 2002, the corporation completed certain restructuring and business disposition activities for amounts that were less than previously reflected in the financial statements. The recognition of these transactions increased pretax income by $1 million in fiscal 2003 and $5 million in fiscal 2002. No new restructuring reserves were recognized in either quarter.

Restructuring and business disposition activities taken in the first nine months of fiscal 2003 increased pretax income, net income and diluted EPS by $13 million, $12 million and $.01 per share, respectively. During the first nine months of fiscal 2003, the corporation completed certain restructuring activities for amounts that were less than previously reflected in the financial statements, and the recognition of these completed transactions increased pretax income and net income by $30 million and $21 million, respectively. The corporation also completed the disposition of certain businesses for proceeds in excess of those previously anticipated, and these actions increased pretax income and net income by $5 million. The favorable outcome of the completed restructuring and business disposition activities increased pretax income, net income and diluted EPS by $35 million, $26 million and $.03, respectively. Offsetting this amount was the recognition of a charge associated with a decision to restructure the operations of the Sara Lee Bakery segment. These actions reduced pretax income, net income and diluted EPS by $22 million, $14 million and $.02, respectively.

In the first nine months of fiscal 2002, the corporation’s management approved a series of actions to reduce the number of employees, exit leases and dispose of assets. In addition, the corporation completed certain restructuring and business disposition activities that were previously recognized in the financial statements. The net impact of these actions was to reduce pretax income, net income and diluted EPS in the first nine months of 2002 by $183 million, $111 million and $.14 per share, respectively.

As a result of the restructuring actions taken, the corporation’s cost structure was reduced and efficiency improved. It is estimated that operating income in the third quarter and first nine months of fiscal 2003 included $34 million and $99 million, respectively, of incremental benefits over those realized in the comparable periods of the prior year.

Sara Lee Reports Increased Earnings

For Third Quarter of Fiscal 2003—Page 26

(2.)	Significant Items

Several significant items, including the impact of exit activities and business dispositions, changes in foreign currency exchange rates and acquisitions, impacted the corporation’s results of operations during the third quarter and first nine months of fiscal year 2003 and 2002. The following table summarizes the impact of these items on operating income:

(In millions)	Third Quarter			Nine Months
	2003	2002	% Change	2003	2002	% Change
Sales	$4,350	$4,200	3.6%	$13,660	$13,133	4.0%

Total operating segment income	$469	$454	3.3%	$1,531	$1,187	29.0%
Significant items impacting comparability:
Restructuring / Business exit costs/ (income)	(1)	(5)		(13)	183
Strengthening of foreign currencies	(37)	—		(76)	—
(Income) / Loss of acquired / sold businesses	—	5		(21)	10

Total operating segment income before significant items	$431	$454	(5.3%)	$1,421	$1,380	2.9%

(3.)	Acquisition of Earthgrains

In the first quarter of fiscal 2002, the corporation acquired the outstanding common shares of The Earthgrains Company (Earthgrains). Under the terms of the purchase agreement, the corporation acquired Earthgrains’ common stock for $40.25 per share, or approximately $1.9 billion. Cash on the Earthgrains balance sheet on the acquisition date reduced the purchase price to a net amount of approximately $1.8 billion. In addition, the corporation assumed $1.0 billion of Earthgrains’ long-term debt and notes payable. The results of operations have been included in the consolidated financial statements for the corporation for the full nine months of 2003, which is 38 days greater than included in the first nine months of fiscal 2002. The sales and operating profits generated by the Earthgrains business for the first 38 days of fiscal 2003 were $284 million and $17 million, respectively.

(4.)	Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.